EXHIBIT 23.2
                   [LETTERHEAD OF DE JOYA GRIFFITH & COMPANY]

Date:     April 30, 2009

To:       GreenStart, Inc.

From:     De Joya Griffith & Company, LLC
          2580 Anthem Village Drive
          Henderson, NV 89052

Subject: Tax Consequences of Rescission Offer



We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ De Joya Griffith & Company, LLC
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De Joya Griffith & Company, LLC